Exhibit 10.22

Scofield & Associates, LLC

S.D.Scofield
Managing Partner

September 26th, 2006

Mr. Steve Domm
Millennium Ethanol, LLC
PO Box 357
Marion, SD 57043

Re: Engagement Letter 9-27-06

Dear Mr. Domm:

Thank you for asking Scofield & Associates, LLC, to advise Millennium Ethanol, LLC (“Millennium”). This Engagement Letter sets forth the terms and conditions of our engagement.

Scope of Work to include:

•                            Work with Millennium as its advisor to develop a comprehensive understanding of the Company’s strategic positioning in the industry.

•                            Work with the Company as its advisor over the next 12 months to advise it with regards to all of its capital market decisions including but not limited to the Private Letter Ruling / Tax-Exempt Asset Revenue Bonds.

•                            Work with the Company as its advisor concerning (a) a review of the trading characteristics of industry mergers and acquisitions, (b) a review and identification of potential merger, acquisition, and sale candidates.

•                            Assist the Company in developing a strategic plan regards potential merger, acquisition or sale.

•                            Assist the Company in the execution of the strategic plan.

Fees, Expenses and Billing: Our fees for the Services are (i) $8,500 per month for twelve (12) months commencing October 1st, 2006 through September 30th, 2007, plus taxes and out-of-pocket expenses, payable upon the 1st of each month, (ii) 0.75% of any debt (or debt like financing) secured and closed on by Millennium, (iii) 0.75% of any merger, acquisition or sale total asset value (either by Millennium, or of Millennium) if the deal is sourced by Scofield & Associates, and (iv) .25% of any merger, acquisition or sale total asset value (either by Millennium, or of Millennium) if the deal is sourced by Millennium, whereby sourced is defined as a transaction with any third party that was not identified by Scofield & Associates, LLC.

With the execution of this Engagement Letter, you also acknowledge the Indemnification Agreement executed by FreMar Cooperative, Inc., and Millennium Ethanol, LLC is in full force and effect.

We greatly appreciate the opportunity to provide our services to Millennium, and look forward to working with you and your team. If you concur with the terms of this Engagement Letter, please indicate so by signing below and faxing a signed copy to 413-215-6722, and mailing an original to us at;

Scott D. Scofield – Managing Partner

• PO Box 8 • Madison • South Dakota • 57042

v: 605-256-0717 • f: 605-256-0718 • e: sscofield@svtv.com

Scofield & Associates
6530 Killarney Park Drive
Wentworth, South Dakota 57075

Sincerely,
/s/ Scott D. Scofield
Scott D. Scofield

CONSENT AND AGREED TO: Millennium Ethanol, LLC.
/s/ Mr. S. Domm 10/12/06
Mr. S. Domm - CEO